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ATMEL CORPORATION

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     On July 18, 2007, Atmel Corporation sent the following letter to Institutional Shareholder Services.
[ATMEL LETTERHEAD]
July 18, 2007
Waheed Hassan, CFA
Senior Research Analyst
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Re:	Atmel Corp. Stock Administration Procedures
Dear Mr. Hassan:
I am writing in response to your request for information about corrective actions that have been implemented by Atmel Corporation (the “Company”) after the Company’s recently completed review of its historical stock option granting practices.
Details of the review have previously been publicly disclosed (for example, in Note 2 to the Company’s Consolidated Financial Statements, as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on June 8, 2007).
Since the completion of the review, the Company has implemented improvements to the Company’s stock administration procedures, including:
(1) distribution to the Board or Compensation Committee of lists of proposed stock option grants to specific Company employees prior to the meeting in which such grantee lists are reviewed and discussed by the Board or Compensation Committee;
(2) signing and dating of grantee lists approved by the Board or Compensation Committee by an independent Board member who was present at the meeting in which the approval was granted; and
(3) use of the signed and dated grantee lists as the only basis for entering stock option grants that have been approved by the Board or Compensation Committee into the Company’s Equity Edge option database.
After the Board or Compensation Committee approves a grantee list, Company executives do not have authorization to amend the list (e.g. by changing the option grant date, adding grantees, or changing the number of granted options that appear in the list) without securing Board or Compensation Committee approval for the amendment, and the confirmatory signature of an independent Board member as set forth in (2) above.
The Company is committed to strengthening its stock option granting procedures, and will continue to review these procedures on an ongoing basis.

Very truly yours, ATMEL CORPORATION
/s/ PATRICK REUTENS

Patrick Reutens Chief Legal Officer